Exhibit 11

                                          Central Tractor Farm & Country, Inc.

                               Statement Regarding Computation of Per Share Earnings
                                       (In thousands, except per share data)



                                                        Fiscal Year
                                   -----------------------------------------------------
                                                                             Pro Forma
                                     1994           1995          1996          1996
                                   ---------      --------      --------    ------------

Primary:
Weighted average shares
   outstanding                         7,276        10,576        10,586       10,586
Net effect of dilutive stock
   options and stock warrant -
   based on treasury stock
   method                                515           443           400          400
                                    --------      --------      --------     --------
Total                                  7,791        11,019        10,986       10,986
                                    ========      ========      ========     ========

Income from continuing
   operations                       $  5,181      $  8,185      $  8,744     $  1,171
Per share amount                        0.66          0.74          0.80         0.11
Net Income                             1,326         5,542         8,744        1,171
Per share amount                        0.17          0.50          0.80         0.11

Fully diluted:
Weighted average shares
   outstanding                         7,276        10,576        10,586       10,586
Net effect of dilutive stock
   options and stock warrant -
   based on treasury stock
   method                                515           443           400          400
Assumed conversion of
   7% convertible notes                   34           826           826           --
                                    --------      --------      --------     --------
Total                                  7,825        11,845        11,812       10,986
                                    ========      ========      ========     ========

Income from continuing
   operations                       $  5,181      $  8,185      $  8,744     $  1,171
Add 7% convertible note
   interest, net of income tax
   effect                                 28           672           672           --
                                    --------      --------      --------    ---------
                                    $  5,209      $  8,857      $  9,416     $  1,171
                                    ========      ========      ========    =========

Per share amount                    $   0.66(A)   $   0.75(A)   $   0.80(A)  $   0.11

(A) Fully diluted earnings per share are not presented as the affect of the assumed conversion of the 7% convertible note is antidilutive or less than 3% dilutive.